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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                      CREATIVE PRODUCTS INTERNATIONAL, INC.


         Creative Products International, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

                  FIRST: That the Board of Directors of said corporation, by unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

                           RESOLVED, that the Corporation's Certificate of
                  Incorporation, be amended by changing the Article Fourth thereof so that, as amended, said Article shall be read in its entirety as follows:

                           "The total number of shares of all classes of stock
                  which the Corporation shall have authority to issue shall be 16,000,000 shares of capital stock, of which 1,000,000 shares shall be classified as Preferred Stock, par value $0.01 per share, and 15,000,000 shares shall be classified as Common Stock, par value $0.01 per share.

                           The designations and the powers, preferences and
                  rights, and the qualifications, limitations or restrictions thereof, of the Preferred Stock and the Common Stock of the Corporation are set forth in the following provisions:

                           A.       PREFERRED STOCK

                                    I. The Board of Directors is authorized,
                  subject to limitations prescribed by law, to provide for the issuance of the Preferred Stock in series and by filing a certificate pursuant to the Delaware General Corporation Law to establish the number of shares to be included in each series. The Preferred Stock may be issued either as a class without series, or if so determined from time to time by the Board of Directors, either in whole or in part in one or more series, each series to be appropriately designated by a distinguishing number, letter or title prior to the issue of any shares thereof. Whenever the term "Preferred Stock" is used in this Certificate of Amendment of Certificate of Incorporation, it shall be deemed to mean and include Preferred Stock issued as a class without series, or one or more series thereof, or both unless the context shall otherwise require.

                                    II. There is hereby expressly granted to the
                  Board of Directors authority to fix the voting power, the designations,








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                  preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of said Preferred Stock in the resolution or resolutions adopted by the Board of Directors providing for the issuance of said Preferred Stock.

                           B.       COMMON STOCK

                                    I. Subject to the provisions of law and the
                  preferences of the Preferred Stock, dividends may be paid on the Common Stock of the Corporation at such time and in such amounts as the Board of Directors may deem advisable.

                                    II. The Board of Directors of the
                  Corporation is authorized to effect the elimination of shares of its Common Stock purchased or otherwise reacquired by the Corporation from the authorized capital stock or number of shares of the Corporation in the manner provided for in the General Corporation Law of Delaware.

                           C.       GENERAL

                                    I. No holder of Common Stock or Preferred
                  Stock shall have any pre-emptive right to subscribe to stock, obligations, warrants, rights to subscribe to stock or other securities of any class, whether now or hereafter authorized.

                                    II. Subject to the provisions of law and the
                  foregoing provisions of this Certificate of Amendment of Certificate of Incorporation, the Corporation may issue shares of its Preferred Stock or Common Stock, from time to time for such consideration (not less than the par value or stated value thereof) as may be fixed by the Board of Directors, which is expressly authorized to fix the same in its absolute and uncontrolled discretion, subject as aforesaid. Shares so issued, for which the consideration has been paid or delivered to the Corporation, shall be deemed fully paid stock, and shall not be liable to any further call or assessments thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares."

                  SECOND: That in lieu of a meeting and vote of stockholders, the stockholder holding all of the outstanding shares of stock entitled to vote on the amendment has given written consent.

                  THIRD: That said amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

                  IN WITNESS WHEREOF, Creative Products International, Inc. has caused this certificate to be signed by Susan A. Schreter, its Chairman of the Board of Directors and attested by Steven A. Saide, its Secretary this 24 day of September, 1999.



                                        By: /s/ Susan A. Schreter
                                           -------------------------------------
                                                Susan A. Schreter,
                                                Chairman of  the Board

         ATTEST:

By: /s/ Steven A. Saide
   ----------------------------------
    Steven A. Saide,
       Secretary


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